Exhibit 23.1.2



           Consent of Independent Registered Public Accounting Firm
           --------------------------------------------------------


To the Supervisory Board of
Deutsche Bank Aktiengesellschaft:

We consent to the incorporation by reference in the Registration Statement (Nos. 333-141533, 333-141533-01 and 333-141533-02) of Granite Master Issuer
plc (Issue of Series 2007-2 Notes) of our audit report dated March 9, 2007 with respect to the consolidated balance sheets of Deutsche Bank Aktiengesellschaft and subsidiaries (the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006, annual report on Form 20-F of Deutsche Bank Aktiengesellschaft and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the prospectus supplement.

Our audit report refers to the fact that the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004) "Share-Based Payment" and Statement of Financial Accounting Standards No. 158 "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" during 2006.



/s/ KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
    Wirtschaftsprufungsgesellschaft
Frankfurt am Main (Germany)
May 14, 2007